Exhibit 99.1

Contacts:	Ralph S. Marimon Vice President of Finance Chief Financial Officer (408) 990-4000 rsmarimon@quicklogic.com	Andrea Vedanayagam (408) 656-4494 ir@quicklogic.com

Dan Rabinovitsj Appointed to QuickLogic’s Board of Directors

SUNNYVALE, Calif. – October 27, 2014 – QuickLogic Corporation (NASDAQ: QUIK), the innovator of ultra-low power programmable Customer Specific Standard Products (CSSPs), today announced the appointment of Dan Rabinovitsj to its board of directors.

Mr. Rabinovitsj brings 25 years of extensive experience in the communications and networking industry to QuickLogic’s board. Recently, Mr. Rabinovitsj joined Ruckus Wireless, Inc. as chief operating officer where he is responsible for directing the expansion of the company’s leadership position in the global service provider and enterprise mobile Internet infrastructure market. Prior to joining Ruckus, Mr. Rabinovitsj served as senior vice president of Qualcomm Atheros, Inc.’s wired and wireless networking and small cell infrastructure business from 2011 to September 2014. Mr. Rabinovitsj led the transition from chipsets to platforms in the networking business and the Small Cell and LTE-U strategy and tactics to drive Qualcomm’s infrastructure business and ecosystem.

Prior to Qualcomm Atheros, Mr. Rabinovitsj served in executive management positions at companies including Atheros Communications, NXP Semiconductors, ST Ericsson and Silicon Labs. In his executive capacity, he has successfully led domestic and international business and engineering teams.

“I am looking forward to serving on QuickLogic’s board,” said Dan Rabinovitsj. “I view QuickLogic as having a significant and innovative lead in the development of ultra-low power, programmable sensor hub solutions that can enable the emergence of always-on and context aware applications.”

“We are excited that Dan is joining our board. His global wireless networking and communications expertise make him an ideal addition to QuickLogic’s board,” said E. Thomas Hart, QuickLogic’s Chairman of the Board. “We look forward to leveraging Dan’s industry contacts, insight and experience as we continue to expand our presence in the mobile and wearables markets.”

About QuickLogic

QuickLogic Corporation is the leading provider of ultra-low power, customizable Sensor Hub, Display, and Connectivity semiconductor solutions for smartphone, tablet, wearable, and mobile enterprise OEMs. Called Customer Specific Standard Products (CSSPs), these programmable

‘silicon plus software’ solutions enable our customers to bring hardware-differentiated products to market quickly and cost effectively. For more information about QuickLogic and CSSPs, visit www.quicklogic.com. Code: QUIK-G

QuickLogic is a registered trademark and the QuickLogic logo is a trademark of QuickLogic Corporation. All other brands or trademarks are the property of their respective holders and should be treated as such.